Exhibit 10.7

MINING SERVICES AGREEMENT

This Mining Services Agreement (this “Agreement”) made this 30th day of October, 2014 (the “Effective Date”) is between Smart Sand, Inc., a Delaware corporation (“Owner”), and Earth, Inc., a Wisconsin corporation (“Contractor”).

Recitals:

1.	Owner owns and operates a frac sand mine located in Oakdale, Wisconsin (the “Mine”); and

2.	Owner desires to engage Contractor to perform mining and excavation services and various other contract mining services, and Contractor agrees to perform such services.

AGREEMENT:

In consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contractor and Owner agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement, and in the Exhibits and the Schedules attached hereto and forming a part of this Agreement, shall have the following meanings, unless otherwise defined:

“Additional Work” has the meaning set forth in Section 5.2.

“Agreement” means this Mining Services Agreement, together with all of the Exhibits and Schedules hereto, as the same may be amended from time to time.

“Confidential Information” has the meaning set forth in Section 12.1.

“Contractor” means the Party identified as such in the introductory paragraph hereof and its permitted successors and assigns.

“Contractor’s Representative” means the person identified in Section 8.1, or the person otherwise designated by Contractor and accepted by Owner from time to time during the Term who is authorized to act on Contractor’s behalf for the purposes of this Agreement.

“day” means calendar day unless otherwise specifically provided.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“force majeure” has the meaning set forth in Section 15.1.

“Indemnified Party” has the meaning set forth in Section 13.5.

“Indemnifying Party” has the meaning set forth in Section 13.5.

“Law” or “Laws” means all federal, state, municipal and foreign laws, rules, and regulation (including, without limitation, the rules and regulations of the Mine Safety and Health Administration and the Securities and Exchange Commission), which are now or may, in the future, become applicable to Owner, Contractor (including any Subcontractor) and their respective businesses, including, without limitation, the Work to be provided under this Agreement.

“Materials of Environmental Concern” has the meaning set forth in Section 11.7(d).

“Mine” means the sand mine located in Oakdale, Wisconsin, along with all other facilities and infrastructure located within the Site.

“Owner” means the Party identified as such in the introductory paragraph hereof and its permitted successors and assigns.

“Owner’s Representative” means the person identified in Section 9.1, or the person otherwise designated by Owner from time to time during the Term who is authorized by Owner to act on Owner’s behalf for the purposes of this Agreement.

“Party” means either Owner or Contractor and “Parties” means Owner and Contractor, collectively.

“Processed Sand” means all sand that has been processed through the Wet Facility.

“Representative” means either Contractor’s Representative or Owner’s Representative, as applicable.

“Sand” means all sand excavated at the Site.

“Scope of Work” has the meaning set forth in Section 5.1.

“Site” means the lands and other places provided by Owner on, under, in or through which the Work will be performed, including the Stockpiles.

“Stockpiles” means any of the stockpiles of sand.

“Subcontractor” means any person or entity who provides services for some or all of the Work under a contractual agreement (each, a “Subcontract”) with Contractor.

“Term” has the meaning set forth in Section 2.1.

“Waste” means all unsuitable and unusable material to be excavated and transported to the appropriate areas designated by Owner.

“Wet Facility” means the wet sand processing facility built, owned, operated and maintained by Owner.

“Work” has the meaning set forth in Section 3.1.

ARTICLE 2.

TIMELINE

2.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate on October 30, 2017, unless earlier terminated in accordance herewith.

ARTICLE 3.

DESCRIPTION OF WORK

3.1 Scope of Work. Contractor shall, at its sole risk, provide all labor, including all operating, maintenance and direct supervision personnel; equipment; materials; tools; supplies; and other services, and perform all operations for the Term of this Agreement necessary to perform the following services (collectively, the “Work”):

(a) excavating (including blasting when needed) and hauling of Sand and Waste to the Wet Facility in accordance with Owner’s instructions;

(b) transporting Processed Sand from the Wet Facility to Stockpiles designated by Owner, and transporting Waste to the waste dumps or as otherwise designated by Owner;

(c) providing daily reports at the end of each day in which Work has been performed setting forth in reasonable detail the activities conducted by Contractor during such day, including without limitation the amount of Sand excavated and moved; and

(d) performance of any Additional Work, as required from time to time during the Term.

3.2 Contractor Warranty.

(a) Duty of Care. All Work to be performed under this Agreement shall be executed by Contractor in accordance with the terms and provisions of this Agreement and with that degree of care and skill ordinarily exercised by excavators and blasting contractors in the frac sand mining or similar industries as of the date such Work is performed.

(b) Compliance with Laws. All Work shall be performed by Contractor in compliance with all government authorizations, licensing and permitting requirements necessary to perform the Work, all applicable Laws applicable to the Work, and all written rules, guidelines and procedures provided by Owner relating to the Work.

(c) Labor. Contractor’s professional labor shall have proper qualifications, training, skill and experience and Contractor’s hourly labor shall have the proper qualifications and training to attain the skill and experience for the Work assigned to them hereunder and each of their services shall conform to the standard of care and performance described in Section 3.2(a). Labor engaged in special or skilled Work shall have sufficient experience with such Work and the operation of equipment associated therewith.

(d) Subcontractors. Contractor shall hold all applicable Subcontractors to the same standards as set forth in this Section 3.2. Contractor acknowledges that notwithstanding any consent by Owner regarding Subcontractors, Contractor shall be solely responsible for performance of the Work and the warranties contained in this Section 3.2. Owner shall look solely to Contractor for recourse for Work not performed in accordance with this Agreement and the warranties set forth herein.

ARTICLE 4.

COMPENSATION

4.1 Invoicing and Payment. Contractor shall provide a semi-monthly invoice to Owner setting forth the amounts payable for the Work performed by Contractor in the semi-monthly period. Such invoice shall be provided to Owner no later than fifteen (15) days after the end of such semi-monthly period. Owner shall pay the undisputed amounts of all invoices no later than twenty-one calendar days from which the invoice is delivered. Owner shall notify Contractor within seven (7) calendar days of receipt of Contractor’s invoice if it disputes in good faith all or any portion of such invoice. Owner and Contractor shall promptly attempt to resolve any such dispute. Owner may withhold the amounts disputed in good faith until the dispute has been finally resolved, at which time a final reconciliation shall be made between Owner and Contractor.

4.2 Right to Setoff. In the event and to the extent Owner has incurred any expense for which Contractor is obligated under this Agreement, or has made payments on Contractor’s behalf in connection with any claims by third parties, governmental authorities or otherwise, Owner shall be entitled to prompt reimbursement from Contractor of all such amounts. In the event that Contractor fails to promptly reimburse Owner pursuant to this Section 4.2, Owner may setoff any amounts it owes to Contractor under this Agreement, by the amount which Contractor has failed to reimburse Owner pursuant to this Section 4.2.

ARTICLE 5.

CHANGES

5.1 Changes. Contractor acknowledges that the nature and scope of the Work (the “Scope of Work”) is subject to change from time to time in the Owner’s sole discretion.

5.2 Additional Work. Material changes that require Contractor to perform work that is outside the Scope of Work shall be deemed to be “Additional Work”. Contractor shall not be obligated to perform any Additional Work without its prior written consent to the nature and extent of the Additional Work and the terms upon which the Additional Work shall be performed.

5.3 Reservation of Rights. Notwithstanding anything herein, Owner may, in the event of an emergency, require changes to or suspension of the Work by giving oral notice to Contractor; provided that such request is delivered to Contractor in writing within twenty-four (24) hours of the original oral notice. Such writing shall set forth the basis for the emergency requiring the change, the expected duration of the emergency and a proposed course of action to minimize the effects of the emergency on the Work and the Parties’ respective obligations.

ARTICLE 6.

DELAYS AND SUSPENSION

6.1 Notice Regarding Delays. It shall be Contractor’s responsibility to anticipate, wherever reasonably possible, all potential sources of delays and to advise Owner’s Representative in respect thereto and to take appropriate action to limit the delay, where possible.

6.2 Compensation During Force Majeure Delays. Each Party shall bear its own costs for delays caused by events of force majeure.

6.3 Delays Caused by Contractor. Without limiting the generality of the foregoing, Contractor shall not be entitled to any compensation for any delays that are directly or indirectly caused by Contractor (including events of force majeure if such events are directly or indirectly caused by Contractor), including without limitation, delays caused by any of the following:

(a) failure of Contractor to maintain its equipment in good working order or failure of any equipment;

(b) failure to work all available shifts unless due to labor disputes or actions of a general or political nature that are not specific to Contractor or to conditions at the Site;

(c) failure to provide a full complement of competent, experienced personnel on a continuing basis;

(d) improper, inefficient and/or ineffective work practices and procedures by Contractor that result in slow work or additional work;

(e) failure to comply with Owner’s written health, safety, environmental and operating procedures, and applicable Laws;

(f) delays in performing the Work, resulting from accidents and other irregularities within the control of Contractor or its employees, agents or Subcontractors; and

(g) delays caused by a material breach of this Agreement or by negligent acts or omissions of Contractor.

ARTICLE 7.

REPRESENTATIONS

7.1 Parties’ Representations. Each of the Parties represents and warrants to the other that as of the Effective Date:

(a) it is duly incorporated or registered and validly existing under the Laws of the jurisdiction in which it was formed;

(b) it has full power and authority and possesses or shall obtain in a timely manner all licenses, permits and authorizations necessary to conduct its business, to own its properties and perform its obligations under this Agreement in the State of Wisconsin;

© the execution, delivery and performance of its respective obligations under this Agreement has been duly authorized, executed and delivered by all necessary corporate action and is a valid and binding obligation of the Party, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws of general application affecting the rights of creditors;

(d) neither the execution nor the delivery by such Party of this Agreement nor the performance by that Party of its obligations hereunder:

(i) Conflicts with, violates or results in a breach of any Law or governmental regulation applicable to that Party; or

(ii) Conflicts with, violates or results in a breach of any term or condition of any judgment, decree, agreement or instrument to which the Party is a party or by which that Party or any of its properties or assets are bound, or constitutes a default under any such judgment, decree, agreement or instrument;

© no approval, authorization, order or consent of, or declaration, registration or filing with, any governmental authority is required for the valid execution and delivery by that Party of this Agreement, except such as have been duly obtained or made;

(f) there is no action, suit or other proceeding before or by any court or governmental authority, pending or, to the best of the Party’s knowledge, threatened against that Party, or its affiliates, which is likely to result in an unfavorable decision, ruling or finding which would materially and adversely affect the validity or enforceability of this Agreement or any other agreement or instrument entered into by that Party in connection with the transactions contemplated hereby, or which would materially and adversely affect the performance by the Party of its obligations hereunder or under any other agreement or instrument; and

ARTICLE 8.

OBLIGATIONS OF CONTRACTOR

8.1 Contractor’s Representative. At all times during performance of the Work, Contractor shall be represented by a competent representative that is acceptable to Owner. Kevin Williams shall serve as the initial Contractor’s Representative at the Site. Contractor’s Representative shall have full authority to act for and on behalf of Contractor for all purposes hereunder. Communications to, statements by and acts of, Contractor’s Representative shall be deemed to be communications, statements or acts, to, by and of Contractor for all purposes under this Agreement.

8.2 Subcontractors.

(a) Owner Consent. Contractor agrees to employ only those Subcontractors approved by Owner’s prior written consent. Owner may, in its sole and absolute discretion, object to the use of any proposed Subcontractor and require Contractor to employ a different Subcontractor.

(b) Flowdown of Terms and Conditions. Unless Owner otherwise consents in writing, Contractor agrees to bind every Subcontractor to all relevant terms and conditions of this Agreement, as far as applicable to the subcontracted Work, and shall supply evidence of this upon the request of Owner; provided that nothing in this Agreement nor in Contractor’s agreements with Subcontractors shall create a contractual relationship between any Subcontractor and Owner.

(c) Assignment Upon Termination. Each of the Subcontracts shall be freely assignable to Owner (without any additional fee, penalty or consent requirement) upon termination of this Agreement, regardless of the cause of such termination. Furthermore, each Subcontract shall provide that it may be terminated at any time (whether by Contractor or Owner as successor in interest to Contractor) without premium or penalty by delivery of written notice to the applicable Subcontractor.

(d) Compliance with Owner Directives. Each Subcontract shall provide that the Subcontractors shall comply with direct instructions from Owner’s Representative when Owner’s Representative considers that an emergency exists or in respect of matters having to do with access to, control or security of the Site or the safety or security of property or persons.

(e) Contractor Liability. Contractor assumes sole responsibility for coordination of the actions of its subcontractors and agrees on behalf of itself and its subcontractors and suppliers to cooperate fully with Owner and any third party contractors at the Site.

8.3 Changed Conditions. If after the Effective Date, Contractor discovers any subsurface or latent conditions at the Site, or other conditions relating to the Mine, that (a) differ from those ordinarily found to exist and generally recognized as inherent in frac sand mining activities, (b) are unknown physical conditions of an unusual nature, and not generally recognized as inherent in frac sand mining activities, or (c) are Materials of Environmental Concern, fossils, coins, articles of value, antiques, relics, structures and other things of geological or archaeological interest or significance, Contractor shall notify Owner’s Representative of such conditions before continuing the Work.

8.4 Maintenance of Records. Contractor shall maintain for a period of five (5) years after final payment under this Agreement, all records and accounts pertaining to Work performed by Contractor under this Agreement. Owner shall have the right to audit, copy, and inspect records and accounts of Contractor or any Subcontractor at all reasonable times during Contractor’s normal operating hours during the course of the Work.

8.5 Supervision and Compliance with Directives. Contractor shall forthwith comply with the reasonable directions, decisions and requirements of Owner’s Representative in respect of all matters outlined in this Agreement. Contractor shall supervise and direct all Work and shall conduct the Work in accordance with the standard of care described in Section 3.2(a). Contractor shall be solely responsible for the means, methods, techniques, sequences and procedures of the Work and for coordinating all aspects of the Work to meet Owner’s objectives. Contractor shall be responsible for ensuring that all Work complies with the requirements of this Agreement. Notwithstanding the foregoing, Owner shall have the right to provide overall planning, oversight and direction for the Work to be performed pursuant to this Agreement. With respect to any matter within the scope of Owner’s Representative’s duties, Contractor may not rely on communications from any person other than Owner’s Representative or its authorized delegate.

8.6 Compliance with Applicable Laws. Contractor shall comply with and shall be liable for the noncompliance of Subcontractors with all requirements of any Laws applicable to Contractor’s or any Subcontractor’s performance of the Work. Contractor shall provide Owner from time to time with such evidence of compliance with Laws by Contractor or by any Subcontractor as Owner may reasonably require.

8.7 Permits. All permits that are required by federal, state and local law to be in Contractor’s name for commencement of the Work has been obtained, and at all times maintained, by Contractor.

8.8 Cleanup. Contractor shall maintain the portion of the Site under its control, clean, safe and orderly. All buildings and other facilities used by Contractor to perform the Work shall be kept in a clean, safe, orderly and sanitary condition, and all waste associated with performance of the Work shall be disposed of in a reasonable manner as directed or authorized by Owner at no extra expense to Owner.

ARTICLE 9.

OWNER’S OBLIGATIONS

9.1 Owner’s Representative. At all times during the Term, Owner shall be represented by a representative at the Site. Matt Saso shall serve as the initial Owner’s Representative at the Site. Communications to, statements by and acts of, Owner’s Representative shall be deemed to be communications, statements or acts, to, by and of Owner. Owner’s Representative shall conduct the day-to-day operations at the Site on Owner’s behalf for all purposes of this Agreement.

9.2 Permits. All permits that are required by federal, state or local law to be in Owner’s name for commencement of the Work have been obtained, and shall be maintained.

9.3 Availability of Property. Owner shall furnish the Site upon which the Work is to be performed and provide all easements and rights-of-way for access thereto, and to such other lands designated for the use of Contractor.

ARTICLE 10.

PERSONNEL AND LABOR

10.1 Personnel. Contractor shall perform the Work, and shall be liable for the performance of the Work by Subcontractors, in compliance with the provisions of Section 3.2. Contractor shall provide a skilled work force at all times adequate to ensure completion of the Work. Contractor shall comply with all Laws governing the number and type of employees to be employed in its work force. Notwithstanding the foregoing, in the performance of the Work, Contractor shall employ and shall cause Subcontractors to employ at the Site only personnel who are fit (physically and technically), competent and adequately skilled to perform the Work in a satisfactory manner. Contractor’s labor force shall be employed in such a manner, under such conditions of employment and at such rates of remuneration as shall be in harmony with other personnel employed by Subcontractors, Owner or third party contractors at the Site or in connection with other operations in the general region in which the Site is located and in harmony with all applicable Laws.

10.2 Owner’s Right to Remove Personnel. The employment or presence of all personnel at the Site is subject to Owner’s approval. Contractor shall, at the request of Owner, promptly direct the removal from the Site or participation in any aspect of the Work, any of its employees or employees of any Subcontractor that Owner determines are physically unfit, incompetent, dishonest, uncooperative, unable to work harmoniously with any of Owner’s employees or are otherwise unfit for work (including, but not limited to, because of the use of alcohol or drugs). Owner’s Representative shall consult with Contractor’s Representative prior to requiring the removal of any such employee, but shall retain sole and absolute discretion to decide whether to remove such employee after consultation with Contractor’s Representative.

10.3 Training Program. A training program shall be carried out by Contractor for its personnel and Subcontractors covering the safety, health and environmental matters set forth in Article 11 and specific instruction in operation and maintenance procedures and skills that are required in the respective areas of responsibility of all personnel.

10.4 Senior Supervisory Personnel. Contractor shall provide competent senior supervisory personnel that supervise the Work at all times in a manner reasonably acceptable to Owner’s Representative. Contractor shall notify Owner and the Parties shall review and agree upon all senior supervisory personnel changes in a timely manner. Owner and Contractor agree that any such changes shall include a transition period so as to minimize disruption caused by change in such personnel.

10.5 Notice of Labor Disputes. Whenever an actual or potential labor dispute affecting Contractor or any of the Subcontractors delays or threatens to delay performance of the Work, Contractor shall promptly notify Owner’s Representative in writing of such dispute, giving all relevant information concerning the dispute.

10.6 Required Payments to Employees. Contractor shall promptly pay as required by Law or contract, all bonuses and holiday pay to its employees, as well as any governmentally required health benefit, labor, net profits or other employee benefit payments. Contractor shall maintain, and promptly pay the premium for any governmentally imposed insurance programs or benefits for its employees.

ARTICLE 11.

HEALTH, SAFETY, CULTURAL AND ENVIRONMENTAL COMPLIANCE

11.1 Safety. Contractor shall:

(a) ensure that the Work is carried out in a safe and secure manner at all times, fully in accordance with all Laws applicable to the Work and Owner’s written policies and procedures;

(b) not do, omit or permit any act, and shall be liable for the act or omission of Subcontractors, which is likely to endanger the health or safety of any person or which contravenes any safety rule or regulation applicable to the Site and the Work, whether such rules and regulations are established by Owner or exist as a matter of Law; and

(c) take such precautions that are, in Owner’s opinion, necessary to ensure the safety and health of persons on or adjacent to the Site or to comply with the aforesaid rules and regulations.

All Subcontractors shall receive training before commencing any Work at the Site which shall include at a minimum, orientation, safety, accident prevention, first aid, and general vehicle operation training for the Site. Contractor shall coordinate its safety and training programs with those of Owner to assure consistency throughout the Term of this Agreement. Without limiting Owner’s other rights and remedies under this Agreement, if at any time Owner witnesses unsafe practices or conditions or determines that Work is being performed in an unsafe manner, Owner may stop the Work until Contractor has remedied the unsafe practice or condition; provided that Owner shall submit to Contractor a written report within twenty-four (24) hours outlining the unsafe practice or condition and the circumstances and conditions of the Work stoppage. Owner may take or order such remedial measures as Owner deems necessary for the purpose of remedying any act, omission or absence of precaution by Contractor respecting the health or safety rules established by Owner or any applicable Law. Owner shall notify Contractor of any such remedial measure to be taken. Thereafter Contractor shall forthwith comply with any direction given by Owner with respect to such remedial measures. Contractor shall be liable for the cost of any delays in the performance of the Work or the costs of remedial measures required to be performed pursuant to this Section 11.1 and Owner shall have the right to deduct such costs from Contractor’s monthly compensation.

11.2 Interference. Contractor shall ensure all entrances, exits, roadways, fire hydrants, etc., are kept clear and available for use by Owner at all times.

11.3 Accident Reporting. Contractor must promptly report in writing to Owner’s Representative all accidents or any other irregularities whatsoever arising out of or in connection with the performance of the Work, whether on or adjacent to the Site which result in death, personal injury or property damages. Where death, serious injuries or serious damages are caused, the accident shall be reported immediately by telephone or messenger to Owner’s Representative. Nothing herein, however, shall relieve Contractor of its responsibilities under applicable Laws from submitting all necessary reports to the appropriate authorities. If any claim is made by anyone against Contractor, or any Subcontractor, on account of any accident, Contractor shall promptly report the facts in writing to Owner’s Representative giving full details of the claim.

11.4 Protective Apparel and Devices. Contractor’s personnel and employees shall comply at all times while on Owner’s property with Owner’s requirements and written safety regulations for the wearing of protective apparel and devices. Without limiting the generality of the foregoing, Contractor’s personnel and employees shall at all times wear appropriate clothing, head, eye and foot protection and, when applicable, appropriate gloves, safety belts, and respiratory and hearing protection.

11.5 Preservation of Natural Landscape. Contractor shall exercise care to preserve the natural landscape of the Site (except as required to perform the Work) and adjacent areas and shall conduct its operations so as to prevent unnecessary destruction, scarring, or defacing of the natural surroundings. Movement of crews and equipment over routes provided for access to the Work shall be performed in a manner to prevent damage to other property.

11.6 Community Relations. Contractor shall cooperate with Owner to maintain good relations with the local people in the vicinity of the Site. Contractor shall not, and shall cause its agents, employees, Subcontractors and their agents and employees not to interact with local people in the vicinity of the Site in an inappropriate manner or a manner which could adversely affect Owner or the operations at the Mine. Any such violation shall result in the dismissal of the offending individual or individuals and other responsible parties, and payments by Contractor for any expenses incurred by Owner in handling such violations with the local people. Contractor agrees to pay for any damage to areas around the Site, including neighboring homes, that occurs as a result of the performance of the Work hereunder.

11.7 Environmental Responsibilities.

(a) Contractor Compliance with Laws. Contractor understands that the Mine is within the jurisdiction of certain governmental regulatory agencies and is subject to the conditions and restrictions set forth in certain permits and applicable Laws. Contractor shall conduct and shall be liable for the failure of Subcontractors to conduct all operations at the Site in compliance with all applicable environmental laws, including Laws related to the use, transport, storage or discharge of Materials of Environmental Concern. Any violation of the foregoing obligation shall constitute a material breach of this Agreement. Contractor shall be liable for any such violation and shall indemnify Owner against any and all liability arising therefrom.

(b) Contractor’s Obligations Regarding Affected Areas. In the event Contractor discovers any Materials of Environmental Concern at, near, or affecting the Site while performing the Work, Contractor shall promptly stop Work, barricade the affected area and notify Owner of the discovery. Under no circumstances shall the discovered Materials of Environmental Concern or Sand that is tainted by discovered Materials of Environmental concern be included in the Sand that is sent to the Facility for processing or the Stockpiles. Contractor may continue performing Work in other areas as directed by Owner as long as performance of the Work shall not disturb the barricaded area and the discovered Materials of Environmental Concern and shall not jeopardize the safe performance of the Work. Owner shall be responsible to arrange for remediation of Materials of Environmental Concern that are discovered at the Mine.

(c) Contractor’s Obligations. Contractor shall perform the Work using methods designed to prevent accidental entrance, spillage, or release of solid materials, contaminants, debris, waste, other objectionable pollutants or Materials of Environmental Concern into streams, watercourses or the air. Contractor shall not drain or otherwise improperly dispose of any Materials of Environmental Concern at the Site. Contractor shall be fully responsible for unauthorized releases or discharges or improper handling of petroleum products, oil, fuel, solvents, flammable liquids, explosives and other Materials of Environmental Concern that are within Contractor’s control for use in connection with operation of Contractor’s equipment or performance of the Work, or hazardous or toxic waste therefrom.

(d) Materials of Environmental Concern. For purposes of this Agreement, “Materials of Environmental Concern” shall mean (i) those substances included within the statutory and/or regulatory definitions of “hazardous substance,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” or “toxic substances,” under any applicable Law;; (ii) any material, waste or substance that is (1) petroleum, oil or a component thereof, (2) any chemical, or chemically-treated residue, (3) explosives, (4) radioactive materials (other than naturally occurring radioactive materials), or (5) solid wastes that pose imminent and substantial endangerment to human health and safety or the environment; and (iii) other substances, materials or wastes that are or become classified or regulated as harmful, hazardous or toxic under any applicable Law.

ARTICLE 12.

CONFIDENTIAL INFORMATION

12.1 Undertaking to Keep Information Confidential.

(a) During the Term, the Parties shall treat all information, including but not limited to financial data, sketches, drawings, specifications, reports, notes, formulas, operating schedules, costs or prices, business plans, Mine plans and schedules, and any other materials (in written, graphic, audio, visual, computerized or other form), pertaining to the Mine or the other Party (the “Confidential Information”) as confidential, and shall not knowingly divulge the same to others without the prior written consent of the other Party, except Confidential Information which:

(i) at the time of disclosure is in the public domain;

(ii) after disclosure, becomes public knowledge other than through the fault of the disclosing Party;

(iii) was in possession of the receiving Party at the time of disclosure and was not acquired under any obligation of confidentiality, directly or indirectly, from the disclosing Party;

(iv) is furnished or made known to the receiving Party by third parties as a matter of right;

(v) is non-proprietary information that shall independently be developed by the receiving Party; or

(vi) is required to be revealed by Law.

(b) The Parties shall not publish or disclose any Confidential Information to anyone other than their employees directly involved in performance of the Work, but in such case only to those employees who have a need to know such Confidential Information. The Parties shall also have the right to disclose any such Confidential Information to their respective Subcontractors and third party contractors but only to the extent necessary for the performance of services by such Subcontractor or third party contractor. The Parties shall take all reasonable steps to ensure that their employees, Subcontractors and third party contractors abide by the provisions of this Section 12.1 as if they were a party to this Agreement.

12.2 Undertaking to Abstain from Using Information The Parties undertake not to use any Confidential Information for any purpose whatsoever except in a manner expressly provided for in this Agreement. The furnishing, gathering and production of any Confidential Information shall not confer upon the receiving Party any property rights in the Confidential Information or any right or license to use it, other than in connection with the performance of the Work.

ARTICLE 13.

DEFAULT AND INDEMNIFICATION

13.1 Contractor Default. Without limitation, an event of default by Contractor shall occur if Contractor:

(a) abandons this Agreement;

(b) fails to adhere to the written safety standards required by Owner;

(c) becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under any applicable Law) has a similar effect to any of these acts or events;

(d) fails to make prompt payments to its employees, agents, vendors or Subcontractors;

(e) assigns this Agreement or subcontracts the Work without the required consent from Owner;

(f) fails to maintain the insurance required under this Agreement;

(g) materially violates or disregards applicable Laws, ordinances or the instructions of Owner (including without limitation Owner’s written safety and environmental protection policies); or

(h) otherwise is guilty of a material breach or violation of any provision or representation of this Agreement.

13.2 Remedies for Contractor Default. In the event that Contractor is in default according to Section 13.1 and (a) Contractor fails, neglects, refuses or is unable to remedy such breach within fifteen (15) days after receipt by Contractor of Owner’s written notice of such breach, or (b) if the breach is not capable of remedy within fifteen (15) days, Contractor fails to commence and proceed diligently in good faith to remedy the breach within fifteen (15) days after receiving written notice thereof from Owner, then Owner may, without prejudice to any other right or remedy available to Owner under this Agreement, pursue any one or more of the following remedies and actions:

(a) Owner may suspend payment of amounts due to Contractor until Owner has received adequate assurances of performance from Contractor;

(b) Owner may perform the Work itself or engage others to perform the same, in which case Owner may back charge or demand that Contractor pay all actual costs incurred by Owner in remedying or overcoming Contractor’s default;

© Owner may suspend the Work until the cause of the breach is remedied by Contractor or otherwise overcome; or

(d) Owner may terminate this Agreement for default pursuant to Section 16.2. Notwithstanding anything in this Section 13.2, if Contractor abandons this Agreement, Owner may immediately terminate this Agreement by written notice to Contractor and pursue any of its rights and remedies for termination of this Agreement for Contractor’s default.

13.3 Default by Owner. Without limitation, an event of default by Owner shall occur if Owner:

(a) abandons this Agreement;

(b) fails to make any payment to Contractor when due pursuant to the terms of this Agreement, other than as a result of an unresolved good faith dispute;

(c) becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under any applicable Law) has a similar effect to any of these acts or events; or

(d) otherwise is guilty of a material breach or violation of any provision or representation of this Agreement.

13.4 Remedies for Owner Default. In the event that Owner is in default under Section 13.3 and (a) Owner fails, neglects, refuses or is unable to remedy such breach within fifteen (15) days after receipt by Owner of Contractor’s written notice of such breach, or (b) if the breach is not capable of remedy within fifteen (15) days, Owner fails to commence and proceed diligently in good faith to remedy the breach within fifteen (15) days after receiving written notice thereof from Contractor, then Contractor may, without prejudice to any other right or remedy available to Contractor under this Agreement, pursue any one or more of the following remedies and actions:

(a) Contractor may demand immediate payment of all amounts due;

(b) If Owner fails to pay Contractor, for amounts not in dispute, within sixty (60) days after the payment due date, or otherwise commits a material uncured event of default, Contractor may terminate this Agreement pursuant to Section 16.4.

13.5 Indemnification. Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party (the “Indemnified Party”) from and against all damages, claims, demands, losses, liabilities, causes of action and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Party, or asserted by third parties (which shall include employees and agents of the Indemnified Party) for personal injury, death or damage to property or facilities or the property of any other person or entity arising out of, resulting from, or caused by the negligence, willful misconduct, or the default of this Agreement by the Indemnifying Party, its contractors, subcontractors, directors, officers, employees, affiliates, consultants, or agents, or by the negligent or tortious acts, errors, or omissions of the Indemnifying Party, its contractors, subcontractors, directors, officers, employees, consultants, or agents, other than to the extent caused by or arising from the negligence or willful misconduct of the Indemnified Party not attributable to the Indemnifying Party.

ARTICLE 14.

INSURANCE

14.1 Insurance. At all times during the term of this Agreement, Contractor will carry, at its own expense and with deductibles for its own account, with insurance providers satisfactory to Owner (in its sole discretion) and authorized to do business in the state or states in which any work or services are to be performed or rendered under this Agreement, the following insurance coverages :

(a) Worker’s Compensation and Employer’s Liability Insurance, in accordance with all Laws and endorsed specifically to include employer’s liability, subject to a limit of liability of not less than $1,000,000 per any one accident.

(b) Commercial General Liability Insurance, with limits of liability for bodily injury and for property damage of not less than $1,000,000 per any occurrence, contractual liability coverage insuring the indemnity agreements contained in this Agreement, and coverage for damage due to structural injury to any building or structure due to excavation and blasting or explosions.

© Commercial Automobile Liability Insurance, with limits of liability for bodily injury and for property damage of not less than $1,000,000 any one occurrence, which coverage shall include owned, hired and non-owned vehicles.

(d) Pollution Liability Insurance, with limits of liability of not less than $1,000,000 per any occurrence.

© Property Insurance, providing for the reimbursement of the replacement cost of all owned and rented equipment, tools and other high value items that may be lost, stolen or damaged, which policy may not have a deductible in excess of $10,000.

(f) Excess Liability Insurance, with limits of liability for bodily injury and property damage of not less than $10,000,000, per any one occurrence.

All insurance policies of Contractor (and its subcontractors, if any), will expressly waive subrogation as to the Owner, its affiliated entities, and their respective officers, directors, employees, agents and volunteers. Each policy, other than worker’s compensation policies, will name Owner, its affiliated entities, and their respective officers, directors, employees, agents and volunteers as an additional insured, for obligations undertaken and liabilities assumed by the Contractor under this Agreement. All insurance policies shall be “occurrence based” and not “claims made”. The parties agree that the insurance requirements contained in this Section 14 do not take precedence over or supersede the indemnity obligations that Contractor owes to the Owner.

ARTICLE 15.

FORCE MAJEURE

15.1 Events of Force Majeure. For purposes of this Agreement, “force majeure” shall mean any of the following acts, events or causes occurring without the fault or negligence of the Party claiming it:

(a) acts of God, perils of the sea, accidents of navigation, war, sabotage, acts of terrorism, riot, insurrection, civil commotion, national emergency (whether in fact or law), martial law or blockade;

(b) expropriation, restraint, prohibition, intervention, requisition, government mandated shutdown, or embargo by legislation, regulation, decree or other legally enforceable order of any competent authority (including any court of competent jurisdiction);

(c) earthquakes, floods, fire, volcanic activity, drought, entrapped gases or other physical disasters, and unusually adverse weather conditions outside of those that can reasonably be anticipated at the Site;

(d) loss of essential services or utilities supplied by third parties who are not Subcontractors; or

(e) general strikes or labor actions that are caused by or related to political disputes or disputes that are not specific to Contractor or its Work at the Site.

Labor disputes regarding the employees of Contractor or its Subcontractors that arise from disputes with Contractor or conditions at the Site under the control of Contractor shall not be considered events of force majeure, nor shall the financial inability of Owner, Contractor or a Subcontractor.

15.2 Notice Required. If either Owner or Contractor is or reasonably expects to be prevented from performing any of its obligations under this Agreement as a result of force majeure, as defined in Section 15.1, it shall promptly notify the other Party of the nature of the force majeure and likely duration of the disability resulting therefrom.

15.3 Performance Suspended. A Party shall be excused from its obligations hereunder to the extent prevented by force majeure, provided that (i) the suspension of performance is of no greater scope and of no longer duration than is required by the condition or event of force majeure; (ii) the non-performing Party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end the non-performance due to the condition or event of force majeure; and (iii) as soon as the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect.

ARTICLE 16.

TERMINATION

16.1 Termination for Convenience.

(a) Owner’s Right to Terminate. At any time, Owner may terminate Contractor’s right to proceed with all or any part of the Work by giving Contractor thirty (30) days written notice.

(b) Payment to Contractor Upon Termination for Convenience. In the event of termination for Owner’s convenience, Owner shall pay to Contractor the amounts due for all Work performed as of the date of such termination; and Contractor shall be released from its further obligations under this Agreement that otherwise would have become performable after the date of termination. Notwithstanding anything to the contrary contained herein, Contractor shall not be entitled to recover loss of anticipated profits for the Work that was yet to be performed at the time of termination.

16.2 Termination for Contractor Default. If Contractor is in default of its obligations under this Agreement and has failed to cure such default in accordance herewith, Owner may immediately terminate Contractor’s right to perform all or any part of the Work by delivering written notice to Contractor. In such event, Contractor shall deliver all Confidential Information related to the Work or the Mine (excluding any of Contractor’s confidential business and financial information), and other Work documents made by or for it, to Owner’s Representative. Owner may effect any such termination by written notice delivered to Contractor and thereupon terminate Contractor’s employment under this Agreement and expel it from the Site.

16.3 Obligations of Contractor. Upon the effectiveness of termination for Owner’s convenience or due to Contractor’s default:

(a) Contractor, unless the notice delivered by Owner otherwise directs, shall immediately discontinue the Work except for any Work required to leave the Site in a clean and safe condition; and

(b) Contractor shall immediately remove its materials and equipment from the Site;

16.4 Termination for Owner Default.

(a) Contractor’s Right to Terminate. If Owner is in default under this Agreement and has failed to cure such default in accordance herewith, then Contractor may terminate this Agreement by giving written notice to Owner. Such notice shall take effect fifteen (15) days after the giving of the notice unless, prior to expiration of such period, Owner has cured or has commenced to cure the default.

(b) Cessation of Work and Removal of Contractor’s Equipment. After termination under this Section 16.4, Contractor shall:

(i) cease all further Work, except for such Work as may be necessary for the purpose of required to leave the Site in a clean and safe condition; and

(ii) hand over all Confidential Information related to the Work or the Mine (excluding any of Contractor’s confidential business and financial information);

ARTICLE 17.

MISCELLANEOUS

17.1 Governing Law; Jurisdiction. This Agreement shall be governed, interpreted, and enforced in accordance with the laws of the State of Wisconsin, excluding any provisions or principles thereof which would require the application of the laws of a different jurisdiction. The Parties hereby submit to the jurisdiction of the federal and state courts of the State of Wisconsin and agree that the state and federal courts of the State of Wisconsin shall be a proper forum for actions in connection with this Agreement.

17.2 Notices. All notices and other communications under this Agreement shall be in writing and delivered (a) personally, (b) by registered or certified mail with postage prepaid, and return receipt requested, (c) by recognized overnight courier service with charges prepaid, or (d) by facsimile transmission, directed to the intended recipient as follows:

TO OWNER:

Smart Sand, Inc.

1010 Stony Hill Road

Yardley, Pennsylvania 19067

Telephone Number: (215) 295-7900

Facsimile Number: (215) 295-7911

Attn: Robert Kiszka

With copy to:

Fox Rothschild LLP

Attention: James D. Young

997 Lenox Drive, Building 3

Lawrenceville, New Jersey 08648

Telephone Number: 609-895-3317

Facsimile Number: 609-896-1469

TO CONTRACTOR:

Earth, Inc.

4362 DAIRY ROAD

ARPIN , Wisconsin 54410

Either Party may change its address for the receipt of notices by giving written notice as herein provided to the other Party.

17.3 Assignment. Contractor may not, without the prior written consent of Owner, grant, assign or transfer any of its rights or obligations under this Agreement. Owner may grant, assign or transfer all or any of its rights and obligations under this Agreement to any third party.

17.4 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto and incorporated herein) contains the entire agreement between the Parties and supersedes all prior negotiations, discussions, prior agreements and writings relating to the subject matter hereof. The Parties shall not be bound by, or be liable for any statement, representation, promise, inducement or understanding not set forth herein, except as specifically provided for in this Agreement. No amendments or modifications of any of the terms and conditions shall be valid unless reduced to writing and signed by both Parties.

17.5 Non-Waiver of Rights and Remedies. No action or failure to act by either Party shall constitute a waiver of any right or duty afforded it under this Agreement nor shall any such action or failure to act constitute an approval of or acquiescence in any breach thereunder except as may be specifically agreed to in writing. No approval granted by Owner under this Agreement shall limit Contractor’s liability hereunder or otherwise be deemed to be an assumption of any liability by Owner. No payment made to Contractor and no partial or entire use or occupancy of the Work or any part thereof by Owner shall be construed as an acceptance of any Work not in accordance with this Agreement. The duties and obligations imposed by this Agreement and the rights and remedies available hereunder are sole and exclusive.

17.6 Headings Not Part of this Agreement. Any heading preceding the text of the several Articles and Sections hereof are inserted for convenience of reference and shall not constitute a part of this Agreement nor affect its meaning, content or effect or be referred to in any interpretation thereof.

17.7 Relationship. Contractor is an independent contractor for all purposes of this Agreement. Owner and Contractor each acknowledge and agree, that while this Agreement anticipates that Contractor shall act in the capacity as Owner’s agent for the purpose of overseeing and managing performance of the Work and the portions of the Site within which the Work shall be performed, it is not the purpose or intention of this Agreement to create a joint venture, partnership, mining partnership or employment relationship between Owner and Contractor. Except as expressly set forth herein, neither Party shall have the right, power or authority to act or to create any duty or obligation on behalf of the other Party, or to hold itself out as a representative or agent of the other Party.

17.8 Severability. If any provision of this Agreement is invalid or unenforceable in any jurisdiction, such provision shall be fully severable from this Agreement and the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed to carry out the provisions and intent hereof. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, nor shall the invalidity or unenforceability of any provision of this Agreement with respect to any person or entity affect the validity or enforceability of such provision with respect to any other person or entity.

17.9 Announcements. Contractor shall consult with Owner with regard to all press releases and other announcements concerning this Agreement or the transactions provided for hereby and, except as may be required by applicable Laws or the applicable rules and regulations of any governmental agency or stock exchange, Contractor shall not issue any such press release or make any other announcement without the prior written consent of Owner.

17.10 Survival of Obligations. Notwithstanding Owner’s acceptance of the Work or the termination of this Agreement, any duty or obligation that has been incurred by Contractor or Owner and has not been fully observed, performed and/or discharged and any right, unconditional or otherwise that has been created and has not been fully enjoyed, enforced and/or satisfied (including but not limited to the duties, obligations and rights, if any, with respect to confidentiality) shall survive such acceptance or termination until such duty or obligation has been fully observed, performed and/or discharged and such right has been fully enjoyed, enforced and/or satisfied.

17.11 Execution and Counterparts. This Agreement may be executed in one or more original counterparts and shall become operative when each Party has executed and delivered at least one counterpart. Each counterpart shall be deemed to be an original for all purposes, and all counterparts shall together constitute but one and the same instrument. This Agreement may be delivered by facsimile or similar transmission, and a facsimile or similar transmission evidencing execution shall be effective as a valid and binding agreement between the Parties for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date set forth below their names below, to be effective as of the Effective Date.

OWNER:

SMART SAND, INC.

By:	/s/ Susan Neumann
Name: Susan Neumann
Title: Controller and Secretary
Date:

CONTRACTOR:

EARTH, INC.

By:	/s/ Dan DeBoer
Name: Dan Deboer
Title: President
Date: